                                                                   Exhibit 10.27

                              English Translation




                    MANAGING DIRECTOR EMPLOYMENT AGREEMENT



between
MTS Oklologistik GmbH, Zugspitze 15, 62 049 Pullach here represented by its shareholder IFCO Systems N.V. the latter represented by its managing director Dr. Willy von Becker


- hereinafter "the Company" -



and
Mr. Klaus Hufnagel, Denninger Strasse 164, 81927 Munchen

              - hereinafter "Managing Director" -

I.  Position

(1) Mr. Hufnagel is appointed with corresponding shareholder resolution as Spokesman of the Management of the Company.

(2) His area of duties shall comprises the management of the transactions of the Company, according to the stipulation of the law, the regulations of the Company Agreement and the instructions of the Shareholders' Meeting and can, alongside this, from time to time at the request of the Shareholders' Meeting extend to the support of its intercompany objectives, to the fulfilment of other duties and the taking over of further areas of responsibility within the framework of the Schoeller group.

(3) Rules of Procedure to be decreed by the Shareholders' Meeting and at any time alterable can regulate the scope of the authority of the Management internally, and the allocation of duties and areas of responsibility and the distribution of duties and competence of several managing directors of the Company between each other which, in its currently valid version, shall be part of the Agreement.

(4) The Spokesman of the Management shall report currently to Messrs Martin Schoeller and Christoph Schoeller (representatives of the Shareholders' Meeting).

(5) The working hours shall be directed according to the business requirements and shall amount to 40 hours per week. The Managing Director declares his preparedness to carry out any additional work and overtime which becomes operationally necessary including Saturdays, Sundays and public holidays and travelling time arising through travelling activities.

(6) The place of work shall be the head office of the Company in Pullach, Zugspitze 15. In case of business requirement, the Managing Director shall also be prepared to move to another German town/city whereby the Company shall take over the removal costs on presentation verification.

(7) All actions and transactions outside the current business operations and the transactions contained in appendix 1 shall require the prior written approval of the Shareholders' Meeting or the representatives of the Shareholders' Meeting according to no. II (4).. Further restrictions in the internal relationship and revocation of the appointment can be resolved at any time by the Shareholders' Meeting. In the internal relationship, the Spokesman of the Management shall always require a second signature, i.e. the signature of another managing director or a "Prokurist" (Executive employee with special power of attorney) even if he has been granted the authority of sole representation.

II.   Remuneration

(1) The Spokesman of the management shall receive an annual gross salary of DM 300 000 (basic salary) payable in twelve equal monthly instalments each at the end of a month.



(2) In addition to the basic salary according to the above paragraph (1), the Spokesman of the Management shall receive a variable remuneration dependent on success according to the stipulation of the bonus plan to be determined annually by the Shareholders' Meeting. The bonus decisive at commencement of the agreement shall be a significant part of this agreement and envisages the following:

     The maximum achievable annual bonus shall be DM 150 000 and is composed to 50% of stock options on stock exchange quotation of IFCO Systems and to 50% from a result/target-dependent amount. The details of the stock options shall be negotiated separately. The result/target-dependent bonus share shall be directed to 20% to the result of IFCO Systems and to 80% to the result of MTS/the personal objectives.

     For the first year of the Agreement (2000), a bonus of 80% of the total amount of DM 150 000 shall be guaranteed whereby in the year 2000 DM 50 000 from the guaranteed bonus together with the monthly basic salary from the Company shall be paid out proportional to time.

     For the second year of this agreement (2001) a bonus of a total of DM 50 000 shall be guaranteed by the Company which shall also be paid out monthly with the basic salary and shall be counted in the payment of the total bonus due to the Spokesman of the Management.

     From the third year of the Agreement (2002), no part of the bonus shall be guaranteed by the Company. A mid-year advance payment of DM 50 000 shall be paid on the total bonus. This advance payment shall be paid out monthly proportionally with the basic salary and shall be counted in the payment of the total bonus due to the Spokesman of the Management.

     The not guaranteed part of the bonus shall be paid out at the latest 3 months after expiry of each business year of the Company as far as the claim of the Spokesman of the Management to payment of the not guaranteed bonus exists.

     For the claim to the not guaranteed target remuneration, only the achievement of the objectives is of significance, not, however, whether the decisions of the Spokesman of the Management were veritably the cause for the achievement of targets. On the other hand, there shall be no claim on the part of the Spokesman of the Management to not guaranteed target remuneration if he has not achieved the objectives set wholly or partly due to the decisions of the Shareholders' Meeting, e.g. on alteration to or removal of products or distribution channels.

(3) The Company shall take over a contribution to the voluntary health insurance and statutory nursing insurance of the Spokesman of the Management amounting to the statutory employer share, a maximum, however, of the employer share taking the national insurance system as basis. This contribution shall be paid out in addition to the monthly basic salary.

(4) The Company shall grant the Spokesman of the Management from the first full month of employment asset-creating payments amounting to DM 52.00 monthly.

(5)  Remuneration according to paragraph (1) shall be reviewed every 1.5 years.

III  Illness/Insurance

(1) The Managing Director shall inform the representative of the Shareholders' Meeting without delay about any illness and, in case of illness lasting for more than 3 days, present a doctor's certificate from which the incapacity to work and the probable duration of the illness can be seen. The Managing Director shall thereby draw the attention of any co-managing directors and the representative of the Shareholders' Meeting to matters which have to be attended to urgently.

(2) In the case of blameless illness or incapacity to work preventing the carrying out of his duties, the Spokesman of the Management shall have claim to continued payment of the basic salary plus the guaranteed bonus, the advance payment on the bonus from the year 2002 and the contribution to the voluntary health insurance and the statutory nursing care according to nos. II (1), (2) and (3) for the duration of six (6) months.

(3) If the Company has a company old-age pension scheme, the Spokesman of the Management shall participate - as long as nothing else is agreed.

(1) The company shall conclude an accident insurance for the Spokesman of the Management which shall insure him against business or private accident amounting to DM 500 000 for the case of death and DM 1 000 000 in case of invalidity.

(2) The Company shall take over the costs of the existing direct insurance of the Spokesman of the Management amounting to DM 3408.00 p.a.

IV.  Travelling Costs/Company Car

(1) The Company shall refund the Managing Director all verified travelling costs in accordance with the currently valid establishment or travelling cost guidelines of the Company and the currently valid legal German tax guidelines.


(2) As far as in any establishment or travelling costs guidelines of the Company nothing else is determined, the Managing Director shall be entitled to use the 1st class for rail travel and the business class for air travel.

(3) Should the expenses paid exceed the lump-sum amount permitted by the tax regulations, the Managing Director shall verify the amounts in detail by means of correct dockets and invoices.

(4) The Company shall provide the Spokesman of the Management in accordance with the stipulation of the currently valid company car guidelines with a car of a purchase price of DM 90 000 for private and business use and shall bear all costs arising for this both for business and for private use. The Spokesman of the Management shall bear the income tax incurred by the private share of the use. In the case of release of further activities in accordance with no. VIII (3), the obligation of the Company to provision of the car falls away and the Spokesman of the Management undertakes to return the car to the Company on first demand by the Company.

V.   Holidays

(1) The Managing Director shall have claim to annual holiday of 30 working days which, in case of employment for less than a full year, shall be granted proportionally. Working days are all calendar days with the exception of Saturdays, Sundays and statutory holidays at the head office of the Company.

(2) The Managing Director shall orientate the point of time and duration of holidays to company interests and co-ordinate it reasonably in advance with the representative of the Shareholders' Meeting and any co-managing directors.

VI.  Ancillary Employment/Prohibition of Competition

(1) The Managing Director shall devote his complete working capacity to the Company and foster its interests. Any other remunerative employment or participation in other companies of any type shall require the approval of the Shareholders' Meeting. This is not the case for the customary purchase of shares or other business shares for the purposes of investment. The membership in representative supervisory bodies of other companies also requires the prior approval of the Shareholders' Meeting. The Company shall grant approval when the ancillary employment does not impair the work performance of the Spokesman of the Management within the framework of this agreement and other justified company interests of the Employers are not impaired.

(2) In addition, the parties agree the following subsequent prohibition of competition which shall only become effective if no termination of the employment relationship is pronounced during the trial period:

(a) The Managing Director undertakes, during his employment and for the duration of 24 months after termination of the employment relationship, not to carry out competitive activities in any form either of a self-employed nature or as an entrepreneur, nor non-independently or as employee either directly or indirectly through participation. Competitive activity in the sense of this provision is all activity which has to do with competitive products and/or which refer to a target market of the Company or associated enterprise. Associated enterprises in the sense of sub-paragraph (a) are companies for which the Managing Director has had management responsibility in the last two years before termination of his employment. Competitive products are products, developments or services which are similar to the products, developments or services or are in competition with the products, developments or services which the Company or associated enterprises have manufactured, developed, licensed, distributed or actively planned (and at least passed a corresponding resolution) in the last two years before termination of the employment of the Managing Director. Competitive products are in particular all products, developments or services which concern dual-use packaging systems. The target market of the Company or associate enterprises is any market sector, any market segment or customer and/or supplier group with which the Company or associated enterprises have had a business relationship in the last two years before termination of the employment or built up or actively planned a business relationship. Competitive activity is in particular any activity for the enterprises Chep, Steco, BPS, Delbrouck, Compac, Linpak, Cramer, Hays and all enterprises active in the MTV amalgamation and their associated companies as far as the Managing Director does not inform Company in writing about the taking up of such an activity and verify the he, in this company, works in a separate department and has exclusively to do with other products, developments or services than the competitive products. Competitive activities in the sense of this provision are all activities in the fields in which the Company is active. Fields of activities of the Company are:

- the letting of dual-use transport containers in particular for fruit, vegetables, fish, meat and other fresh foodstuffs;

- the operation of other dual-use transport systems and the packaging and further letting of these systems;

-    the provision of services in the winding up of dual-use pools:

- the organisation of pools (of dual-use transport systems) and the provision of services which are in connection with this in particular washing services.

-
     Competitive products are, in particular, all products, developments and services which concern the dual-use packaging systems.

(b) The prohibition of competition extends spatially also to all countries in which the Company is active at the point of times of resignation of the Spokesman of the Management.

(c) For the duration of the prohibition of competition subsequent to the contract, the Company undertakes to pay the Spokesman of the Management compensation amounting to half of the last payments made in accordance with this agreement, in particular of the basic salary and the bonus, for each year of prohibition,.

(d) The Company can, before expiry of the employment relationship, waive adherence to the prohibition of competition subsequent to the contract by means of written declaration towards the Managing Director. In this case the obligation to payment of compensation ends after 12 months after declaration of the waiver.

(e)  Sections 74 et seq. HGB are valid in addition.

(f) In the case of exceptional termination of the employment relationship for good cause, the contractual party justified to termination shall have the right to cancel the prohibition of competition by means of written declaration towards the other party within one month after receipt of the exceptional termination. Compensation in the case of dissociation is not indebted.



VII. Secrecy, Inventions, Copyright and other Protective Rights, Return of Documents

(1) The Managing Director is obliged, in particular also in the period following termination of this service agreement, to keep secret all confidential information about the business of the contractual relationships, conclusions, transactions or special matters concerning the Company or associated enterprises and not to use this information for his own or the use of others.

(2) Publication and lectures which affect the field of business of the Company or of other associated enterprises require the prior approval of the Shareholders' Meeting.

VIII.  Term

(1) This Agreement shall commence on 01/02/2000 and is valid for an undetermined period. Both parties can terminate the agreement at 6 months' notice with effect from the expiry of a calendar year.

(2)  The right to exceptional termination remains unaffected.

(3) The Company is entitled to release the Spokesman of the Management during the term of this agreement from further activities in particular in the case of his suspension or dismissal as Managing Director whereby the Managing Director shall only have claim to continued payment of his basic salary plus the guaranteed bonus. Advance payment on the bonus from the year 2002 and the contribution to the voluntary health insurance and the statutory nursing insurance according to no. II (1), (2) and (3). (? original not grammatically complete - translator's note).

IX.  Diverse

(1) This Agreement replaces all previous agreements concerning the service relationship. Any previous employment relationship shall be regarded at the latest on expiry of the last day before commencement of this agreement as being terminated and shall also not exist as dormant work relationship.

(2) This agreement is subject to the law of the Federal Republic of Germany. The place of jurisdiction shall be Munich, District Court Munich I.

(3) The place of fulfilment for the duties of both parties shall be the head office of the Company.

(4) For the case that one regulation of this Agreement, taking into consideration applicable law, be or become ineffective or unenforceable, this should not lead to the fact that the complete agreement is ineffective or unenforceable. The regulation shall rather be altered and interpreted in such a manner that the original objective of such an ineffective or unenforceable provision can be achieved within the framework of applicable law and jurisdiction. The same is the case for loopholes in the agreement.

Amsterdam, 21/12/1999                           Munich, 23/12/1999



MTS Okologistik GmbH
represented here by its shareholder
IFCO Systems N.V,
the latter represented by its Managing Director Dr. Willy von Becker

/s/ Klaus Hufnagel                               /s/ Willy von Becker
(signature)                                      (Managing Director)

(Klaus Hufnagel)